CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 23, 1998, appearing in the Annual Report on Form 10-KSB of Citizens Bancshares Corporation for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in the Registration Statements of Citizens Bancshares Corporation on Form S-3 (File No. 33-91003) and on Form S-8 (File No. 33-86599).

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

March 30, 2000